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                                                                     Exhibit 7.8

                              MANAGEMENT AGREEMENT

         This Management Agreement (this "Agreement") is made to be effective as of October 25, 2001, by and between Fidelity National Information Solutions, Inc., a Delaware corporation ("FNIS"), and HomeSeekers.com, Inc., a Nevada corporation (the "Company").

                                    Recitals

         A. The parties hereto have entered into that certain Asset Purchase Agreement dated October 25, 2001 (the "Purchase Agreement"). All capitalized terms not otherwise ascribed a meaning herein shall have the meanings ascribed such defined terms as set forth in the Purchase Agreement.

         B. The Purchase Agreement contemplates that the parties enter into this Agreement pursuant to which FNIS shall manage the Business from the Effective Date until terminated as provided herein.

         C.     FNIS has employees with substantial expertise in the Business.

         D. The Company desires to engage the services of certain FNIS employees set forth on Exhibit A hereto (the "Management Team") to operate and
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manage the Business in a manner consistent with the terms and conditions of this
Agreement, and FNIS desires to cause the Management Team to provide such services to the Company.

         E. For and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows.

                                    Agreement

         1. General Management and Operations. Subject to the terms hereof, during the term of this Agreement the Management Team shall manage all aspects of the Business, including the day-to-day operations. Notwithstanding the foregoing, (i) the Management Team shall report to the Board of Directors of the Company (the "Board") and shall perform such duties as reasonably assigned by the Board from time to time, subject to the terms and conditions of the Purchase Agreement, and (ii) the business and affairs of the Company as a whole shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board. If any proposed action of any member of the Management Team requires, under applicable state law or this Agreement, the approval of the Board, such proposed action shall be promptly submitted for approval to the Board, and in the absence of such approval the proposed action shall not be undertaken.

         2. Services. The Management Team shall manage all services and support incidental to or required in connection with the operations of the Business, which services will generally include, without limitation, administration, management, financial services, MLS real estate services,

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purchasing, accounts payable, accounts receivables, information technology, employee compensation and benefits, human resources and record keeping (collectively, the "Services").

         3. Expense Reductions. The Management Team and the Company shall use best efforts to prepare an expense reduction plan for the Business as soon as reasonably practicable following the date of this Agreement (the "Plan"). The Plan will be prepared by the parties in good faith and in the best interests of the Business and the Company, taking into account the interests of FNIS under the Purchase Agreement. The Management Team and the Company shall use best efforts to begin implementing the Plan no later than November 2, 2001.

         4. Management Fee. In consideration for the Services, the Company shall pay FNIS a management fee equal to $1,000 per month during the term of this Agreement, which amount shall be pro-rated for any partial month.

         5.     Term and Termination.

                (a) Term. The term of this Agreement shall begin on the date hereof and continue until the earlier to occur of: (i) the Closing, or (iii) the termination of the Purchase Agreement.

                (b) Early Termination for Cause. Upon the occurrence of a material failure by either party to perform any of its respective covenants or obligations set forth in this Agreement, which failure continues for a period of ten (10) business days after written notice thereof from the non-breaching party, the non-breaching party shall be entitled to terminate this Agreement immediately upon written notice to the breaching party.

                (c) Termination by FNIS without Cause. FNIS may terminate this Agreement at any time, with or without cause, upon five (5) days written notice thereof to the Company.

         6. Management Team. FNIS may, with notice to the Company, add members to or remove members from the Management Team or increase the size of the Management Team.

         7. Independent Contractor. FNIS acknowledges and agrees that it will cause the Management Team to perform the Services on an independent contractor basis, and that neither FNIS nor the Management Team is an agent of the Company nor has the authority to bind the Company. Notwithstanding the foregoing, the Management Team may, in the course of the performance of the Services as approved and supervised by the Board, act on behalf of the Company as necessary to cause the Services to be performed. FNIS shall be solely responsible for all employee matters concerning the members of the Management Team, including without limitation hiring, firing, compensating and insuring such members, and shall be legally liable for any claims brought against the Management Team on an employer liability basis not arising directly from the performance of the Services in accordance with this Agreement.

         8. Remedies. In addition to any remedies provided herein, the parties hereto shall have all other remedies permitted in law or in equity under the laws of the State of California and the laws of the United States for any breach by the other party of the terms and conditions hereof.

         9.     Limitations on Liability; Indemnification.

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                (a)     The members of the Management Team shall have no
liability to the Company under this Agreement. FNIS shall have no liability to the Company under this Agreement for any act or failure to act by the members of the Management Team in connection with the provision of the Services under this Agreement, unless such act or failure to act constitutes gross negligence, recklessness or intentional misconduct or bad faith.

                (b) The Company shall indemnify, hold harmless and provide a defense to FNIS, its affiliates and each member of the Management Team against all claims, costs, demands, damages, losses, expenses or liabilities to or as a result of claims asserted by persons or entities not a party to this Agreement, resulting from or arising out of the provision by any member of the Management Team of the Services; provided, however, that the Company shall not so indemnify FNIS or any member of the Management Team against any such claim, cost, demand, damage, loss, expense or liability arising out of or resulting in any material respect from FNIS's or such Management Team member's gross negligence, recklessness or intentional misconduct or bad faith or FNIS's material breach of this Agreement.

                (c) FNIS shall indemnify, hold harmless and provide a defense to the Company and its affiliates against all claims, costs, demands, damages, losses, expenses or liabilities to or as a result of claims asserted by persons or entities not a party to this Agreement resulting from or arising out of or resulting in any material respect from FNIS's or any Management Team member's gross negligence, recklessness or intentional misconduct or bad faith or FNIS's material breach of this Agreement.

         10. Assignment. No party to this Agreement may assign all or any part of its interest in this Agreement without the prior express written consent of the other party, which consent shall not be unreasonably withheld.

         11. Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but if any provision of this Agreement shall be invalid or prohibited hereunder, such provision shall be ineffective to the extent of such prohibition or invalidation, but shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

         12.    Notices. All notices shall be in writing and shall be sent by
(i) personal delivery; (ii) first class mail, postage prepaid; (iii) national overnight courier, or (iv) telecopier, with written confirmation sent via any of the methods set forth in preceding clauses (i) through (iii). Notice shall be deemed given on the day such notice is delivered to the recipient or, with respect to any mailing, three days after such notice is deposited in the mail. Unless otherwise specified by a notice to the parties hereto, all notices shall be given or made upon the parties hereto at the address set forth below:



                If to the Company:      HomeSeekers.com, Inc.
                                        _____________________________
                                        _____________________________
                                        Attn:  Thomas Chaffee

                Fax:                    _____________________________

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                If to FNIS:     Fidelity National Information Solutions, Inc.
                                4050 Calle Real, Suite 100
                                Santa Barbara, California 93110
                                Attn: Eric Swenson
                Fax:            (805) 696-7822


         13. Arbitration. In the event of any dispute, claim question or disagreement arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes, claims, questions or disagreements. To this effect, the parties shall consult and negotiate with each other, in good faith and, recognizing their mutual interest, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a resolution within a period of sixty (60) days, then upon notice of either party to the other, disputes, claim, questions or differences shall be finally settled by arbitration in Santa Barbara, California pursuant to the rules of the American Arbitration Association except as otherwise provided herein. In rendering any award, the arbitrator shall determine the rights and obligations of the parties according to substantive and procedural laws of Delaware. Any provision or remedy that would be available by a court of law shall be available from the arbitrator to the parties, pending arbitration. The parties may apply to any court having jurisdiction hereof and seeking injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators will be selected from the panel of persons having experience with and knowledge of the real estate transaction industry. Parties hereto agree that no one may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all the parties. The parties shall each bear their own costs and expenses in connection with arbitration.

         14. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters set forth herein, and supersedes all prior arrangements and understandings between the parties, and no other agreement, statement, or promise made by either party hereto which is not contained herein shall be binding or valid.

         15. Amendment. This Agreement may only be amended by written document signed by each of the parties hereto.

         16. Counterparts. This Agreement shall be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         17. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

         18. Headings. The headings or captions of sections in this Agreement are for convenience and reference only and in no way define, limit, or describe the scope or intent of this Agreement or the provisions of such sections.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                               The "Company"

                               HomeSeekers.com, Inc., a Nevada corporation

                               By:  ____________________________________________
                               Its: ____________________________________________


                               "FNIS"

                               Fidelity National Information Solutions, Inc., a Delaware corporation


                               By:  ____________________________________________
                               Its: ____________________________________________

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                                    EXHIBIT A
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                           Members of Management Team

Garry Wright

Tim Harrison

Richard Jacobson